PULSE CLOSES FINANCING

DENVER – March 27, 2015 – The Pulse Beverage Corporation (“Pulse” or “the Company) (OTCQB: PLSB), makers of PULSE® Heart & Body Health functional beverages and Natural Cabana® Lemonades, Limeades, and Coconut Waters, announced today that today the Company closed a non-brokered private placement and sold 10,050,000 Units to private investors at a price of $0.10 per unit. Each Unit consisted of one share of the Company’s common stock and one half of a warrant.  Each whole warrant allows the holder to purchase one share of the Company’s common stock.  Each warrant is exercisable at $0.20 per share and expires between March 10, 2016 and March 26, 2016. The common shares will be issued with a restrictive legend to satisfy all hold periods required by all applicable securities rules and regulations.

The funds will be used for general working capital purposes but primarily utilized to expand our operations into Mexico and Canada and support working capital growth.

“We are thrilled with the response to our fundraising efforts”, commented Robert E. Yates, CEO of Pulse, “It is gratifying to see our founding and early-on shareholders reinvest in us. With these additional funds we can accelerate our Mexico, Canada and domestic expansion plans.”

Pulse encourages the public to review Pulse’s website and its public filings posted on its website at www.pulsebeverage.com, or at www.sec.gov, which contain information about Pulse that has been prepared by Pulse.

About The Pulse Beverage Corporation

Pulse Beverage Corporation is an emerging beverage company that offers beverage brands that are great tasting, good-for-you, refreshing, low-calorie natural drinks, including: PULSE® Heart & Body Health functional beverages, Natural Cabana® Lemonade and Limeade and Natural Cabana® Coconut Water. Combining all-natural ingredients, essential vitamins and minerals, Pulse’s line of beverages provides consumers with high-quality, healthy alternatives at a reasonable price. For more information, please visit: www.pulsebeverage.com or email info@pulsebeverage.com.

Follow Pulse Beverage on Twitter at https://twitter.com/drinkpulsebev.

Become a Pulse Beverage Facebook Fan at https://www.facebook.com/PulseBeverageCorporation.

Forward-Looking Statements http:/ir.pulsebeverage.com/forward-looking- statements

Investor Relations Contact:

Colin Banks
Acorn Management Partners
Phone: +678-736-5681

investors@pulsebeverage.com